EXHIBIT 10.48

AMENDMENT OF THE TERMS AND CONDITIONS OF
2007 PERFORMANCE-BASED STOCK AWARDS

On February 9, 2010, the Executive Compensation and Human Resources Committee of the Board of Directors of Occidental Petroleum Corporation amended the Terms and Conditions of Performance-Based Stock Award under Occidental Petroleum Corporation 2005 Long-Term Incentive Plan (January 2007 version – Corporate); Terms and Conditions of Performance-Based Stock Award under Occidental Petroleum Corporation 2005 Long-Term Incentive Plan (January 2007 version – Oil and Gas); and Terms and Conditions of Performance-Based Stock Award under Occidental Petroleum Corporation 2005 Long-Term Incentive Plan (January 2007 version – Chemicals) (collectively, the “2007 PSA Awards”), with respect to satisfaction of the withholding tax obligations.  Specifically, the second sentence of Paragraph 9. Taxes and Withholding was deleted and the following was substituted in its stead:

“If the Company must withhold any tax in connection with the issuance of any Common Shares or the payment of cash or any other consideration pursuant to the grant of Target Performance Shares (other than the payment of Dividend Equivalents), the Grantee shall satisfy all or any part of any such withholding obligation proportionally from any cash amount payable under this Agreement and, from the Common Shares that are issued or transferred to the Grantee pursuant to this Agreement.”